Before we start, I would like to address our recently reported cybersecurity incident:

•as you know, we reported that on November 19th we became aware of a cybersecurity incident whereby an unauthorized third party accessed certain of our systems and acquired certain credentials and data.

•We promptly commenced an investigation, retained leading experts to assist the Company, notified law enforcement authorities, regulatory authorities and other stakeholders and followed our incident response plans, including implementing containment measures. We are continuing to analyze affected data and to further assess our notification obligations.

•Last week we reported that the incident was contained on November 26th, and we have since resumed normal operations.

•As a reminder, F&G was not impacted by the incident.

•While we are still assessing the impact of the incident, I would like to note that we have cyber insurance with a $10 million retention, and the period of time that customers experienced disruption was relatively brief, as a portion of that time was over the Thanksgiving holiday weekend.

•While it is hard to predict any long-term effects, in my view, this incident does not change the long-standing competitive advantages and value-add that FNF provides to its customers.
•FNF remains committed to protecting our client and customer information and cybersecurity will continue to be a top priority in our technology spend.

•As challenging as this incident was, it really showcased how our team pulls together and I would like to thank the FNF team and our advisors who worked so hard to resolve the incident.

•I would also like to thank our business partners for working with us as we resolved the matter, our employees in the field who worked diligently with our customers to minimize the impact of the incident, and the other companies in the industry who reached out and offered their support and assistance.

•As the investigation is ongoing, we do not plan to comment further on any of the details related to the incident at this time.